PRODUCT LICENSE AGREEMENT

MORNINGSTAR INDEX DATA

This Product License Agreement (“Product License Agreement”) is issued pursuant to and incorporated by reference into the below-defined Master License Agreement to form the Agreement between Licensor and Licensee with respect to the below-defined Product as of the Agreement Effective Date.

The terms of this Product License Agreement supersede any conflicting terms in the below referenced Online Terms and Conditions, but only to the extent of any express conflict and only with respect to the Product denominated herein.

Agreement Effective Date	JANUARY 1, 2024
Master License Agreement	Morningstar, Inc. Master License Agreement dated February 25, 2008
Licensor	Morningstar, Inc. with principal offices located at 22 West Washington Street, Chicago, IL 60602, United States
Licensee	The Bank of New York Mellon Corporation with principal offices located at 240 Greenwich Street, New York, NY 10286 United States
Morningstar Opportunity ID	OPP1435667
BNYM Reference	CDR22008, MDR_2023-1583, ENG - 580605

Licensor and Licensee agree as follows:

1.	Definitions

Licensee Product shall mean Licensee’s exchange traded funds as listed below:

•       BNY Mellon US Large Cap Core Equity ETF

•       BNY Mellon US Small Cap Core Equity ETF

•       BNY Mellon US Mid Cap Core Equity ETF

•       BNY Mellon International Equity ETF

•       BNY Mellon Emerging Markets Equity ETF

Product shall mean the data elements associated with the Licensor index(es) (each, a “Morningstar Index”) as set forth in the Schedule 1 that are available in Licensor’s database for the Morningstar Index Data and that are made available to Licensee hereunder. Schedule 1 is attached hereto and incorporated herein by reference.

Third Party Data shall mean any data provided through or in conjunction with the Product by one or more designated third party content providers (each, a "Content Provider”) pursuant to a separate license between Licensee and the individual Content Provider. For purposes of this Agreement, Third Party Data shall not be considered part of the Product hereunder.

2.	License Grant

Licensor hereby grants to Licensee a limited, non-exclusive license to use the Product in the manner set forth in the Product Use and Restrictions section below, subject to all limitations contained in this Agreement. Licensor

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reserves the right to enhance or modify the list of data elements contained in the Product. Licensee shall be entitled to use any portion of the enhanced or modified Product subject to the restrictions contained herein.

Each delivery of the Product may contain additional data that is not part of the Product licensed hereunder, or Licensee may have access to additional data through a third party delivery channel or platform. These additional data may not be accessed, used or distributed by Licensee for any purpose, unless otherwise properly licensed for such access, use or distribution. The grant of license provided under this Agreement pertains only to the indexes and data elements set forth in Schedule 1, as may be amended from time to time.

3.	Product Use and Restrictions
3.1	Licensee may use the Product solely as follows:

(a)	For internal analysis and attribution solely as related to the performance of the Licensee Product and to benchmark the performance of the Licensee Product against that of the relevant Morningstar Index(es) or blended indexes as further described in subsection (b) below (collectively, “Performance Benchmark Analysis”) internally and to create and maintain Informational Materials (as defined in subsection (c)) containing the Performance Benchmark Analysis.

(b)	Licensee may use the Product to create blended indexes with Solactive indexes for the purpose of including Performance Benchmark Analysis in Information Materials. All references to a blended index will clearly reflect the names of the relevant Morningstar Indexes being used to create the blend.

(c)	Licensee may reference the applicable Morningstar Index(es) and may incorporate such Performance Benchmark Analysis into print and/or static electronic (e.g., .pdf) versions of Licensee Product prospectuses, registration statements, contracts, advertisements, brochures, promotional documents, factsheets, reports and/or any other similar informational materials, including documents required to be filed with any governmental or regulatory agencies (each such document, “Informational Material”), and disseminate such Informational Materials internally and externally to promote the Licensee Product.

3.2	Except as explicitly set forth herein and in addition to any other use restrictions included in the Agreement, Licensee may not:

(a)	Use the Product to design, create, or otherwise cause the creation of any index or financial product, including, without limitation, any investment fund, separately managed account, collective trust structured product, swap or other similar contract or instrument.

(b)	In no event may any portion of the Product be distributed, resold or otherwise made available by Licensee to any third party, or disseminated in a manner that would allow it to be used as a substitute for any portion of the Product.

(c)	Use the Product in conjunction with any other data source either internal or external that when combined with the Product creates a substitute for any Licensor service or product that Licensee is not otherwise properly licensed for.

(d)	Use the Product or comingle the Product with similar data or information (e.g., to produce averages, golden copies, or for data improvements or enhancements).

(e)	Use the Product in conjunction with any machine learning, neural network, deep learning, predictive analytics or other artificial intelligence computer or software program, including, without limitation, the use of any portion of the Product in conjunction with, a model, algorithm, or process that is designed to predict trades for or within an individual portfolio, fund, or other investment vehicle.

3.3	Licensee may access the Product (or a portion of the Product as available) through the third party platforms/ delivery channels listed in the Schedule 1 (“Approved Third Party Platforms / Delivery Channels”), provided, that: (i) Licensor or an affiliate has the appropriate license in place with such third party for redistribution of the Product and, (ii) Licensee has the appropriate license in place with such third party for use of the

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platform/delivery channel. Licensor may update, add or remove the Product from any third party platform/ delivery channel at any time and in its sole discretion. The Product is licensed to Licensee based on certain license restrictions set forth in this Agreement and the limitations set forth in this Agreement shall apply to Licensee’s access and use of the Product via the Approved Third Party Platforms / Delivery Channels. Licensor accepts no liability, nor does it make any warranty and/or representation, express or implied, with regard to the accuracy, completeness and/or usability of any third party platforms/ delivery channels and/or the information derived therefrom.

4.	Notices and Disclaimer
4.1	Licensee agrees to include the below Short Version disclaimer in any Licensee Product marketing materials, reports, factsheets and other similar document comprising Informational Materials.

Short Version:

“<insert name of Product> are service marks of Morningstar, Inc. and have been licensed for use for certain purposes by <insert name of Licensee or Licensee Product issuer>. The <insert name of Licensee Product> <is/are> not sponsored, endorsed, sold or promoted by Morningstar, and Morningstar makes no representation regarding the advisability of investing in <insert name of Licensee Product>.

4.2	Licensee agrees to include the below Long Version disclaimer in any Licensee Product prospectus, sales contract or other similar document comprising Informational Materials.

Long Version:

“<insert name of Product> are service marks of Morningstar, Inc. and have been licensed for use for certain purposes by <insert name of Licensee or Licensee Product issuer>. The <insert name of Licensee Product> <is/are> not sponsored, endorsed, sold or promoted by Morningstar, and Morningstar makes no representation regarding the advisability of investing in <insert name of Licensee Product>.

MORNINGSTAR DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE <INSERT NAME OF PRODUCT> OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY <INSERT NAME OF LICENSEE OR LICENSEE PRODUCT ISSUER>, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE <INSERT NAME OF THE PRODUCT>, OR ANY DATA THEREIN. MORNINGSTAR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE <INSERT NAME OF PRODUCT> OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

5.	Additional Disclaimers of Warranties and Liability

5.1	LICENSOR, ITS AFFILIATES AND SUBSIDIARIES AND THIRD PARTY PROVIDERS (COLLECTIVELY, “MORNINGSTAR PARTIES”) DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AS TO THE PRODUCT, INCLUDING THE INFORMATION OR DATA CONTAINED THEREIN OR THE RESULTS OBTAINED BY THEIR USE OR AS TO THE PERFORMANCE THEREOF.

5.2	LICENSEE UNDERSTANDS AND AGREES THAT THE MORNINGSTAR PARTIES ARE NOT RESPONSIBLE FOR ANY INVESTMENT DECISIONS OR ANY DAMAGES OR OTHER LOSSES RESULTING FROM SUCH DECISIONS THAT ARISE IN ANY WAY FROM THE USE OF THE PRODUCT OR ANY MATERIALS OR INFORMATION ACCESSIBLE THROUGH THE PRODUCT OR

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INTO WHICH THE PRODUCT IS INCORPORATED. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

5.3	THE MORNINGSTAR PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE PRODUCT OR ANY COMPONENT THEREOF OR ANY COMMUNICATIONS, INCLUDING ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) OR OUTPUT WITH RESPECT THERETO. THE MORNINGSTAR PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, INTERRUPTIONS OR DELAYS WITH RESPECT THERETO.

5.4	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WHATSOEVER SHALL THE MORNINGSTAR PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF PROFITS, TRADING LOSSES, BUSINESS INTERRUPTION LOSSES OR LOST TIME OR GOOD WILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

6.	Term

This Agreement will begin on the Agreement Effective Date set forth herein and shall continue until December 31, 2024. Any renewal term shall be mutually agreed upon by the parties in writing. For the avoidance of doubt and notwithstanding Section 2 of the Master License Agreement, Licensee may continue to use historical Product data and Performance Benchmark Analysis in Informational Materials that are regulatory materials, including prospectus and annual and semi-annual reports, through 2025.

7.	Fees

Licensee shall pay Licensor the annual license fee (“License Fees”) specified in Schedule 2, License Fees, for Licensee’s use of the Product hereunder. Licensor will invoice Licensee for any License Fee, plus any applicable taxes and like charges related to the Agreement. Licensee requested changes to the Product, including, without limitation, the addition of other data points, changes to its distribution rights, etc., may result in additional fees.

8.	Morningstar Marks

Subject to the terms hereof, Licensee may use the following Morningstar Marks and Licensor materials in conjunction with its use of the Product as set forth herein:

•       Morningstar®

•       The names of the Morningstar Indexes licensed hereunder.

9.	Notices

If to Licensor: Morningstar Inc., 22 West Washington Street, Chicago, IL 60602, United States

with copy to: [REDACTED]

If to Licensee: To address listed in table on first page.

10.	Third Party Data

Further information as it pertains to Third Party Data is available by clicking http://global.morningstar.com/thirdpartydata. These Third Party Data disclosures are subject to change at Licensor’s discretion.

For the avoidance of doubt, no license for any use of Third Party Data is granted by Licensor under this Agreement. Licensee may be required to obtain permission directly from Content Providers for use of Third Party Data by Licensee. Licensor makes no representation or warrant as to any of the Third Party Data, including, without limitation, any representation or warranty that the Third Party Data or any portion of it is accurate, complete or timely. Licensor shall have no liability hereunder for any use of the Third Party Data by Licensee.

11.	Exception to Licensor Indemnification / Third Party Data

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For absence of doubt and notwithstanding anything else in this Agreement, Licensor shall have no liability with respect to, or any obligation to indemnify Licensee or any other party from, any claim that the Third Party Data or any portion of any of them infringes a third party’s intellectual property rights.

The parties have each signed, or caused their authorized representatives to sign, this binding Agreement as of the dates set forth below.

Licensor: Licensee:

Morningstar, Inc. The Bank of New York Mellon Corporation

By: By:

Name: Name:

Title: Title:

Date: Date:

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SCHEDULE 1

INDEX PACKAGES, DATA FILES, AND DELIVERIES

For purposes of this Agreement, the Product is limited to the data associated with the Morningstar Indexes within the Morningstar Index packages set forth below. The Product is being made available to Licensee in the formats and on the timeframes set forth in the below table and through the Approved Third Party Platforms / Delivery Channels set forth below, if any.

Morningstar Index Packages:

•	Morningstar Equity Beta Indexes

Data File Description	Frequency of Delivery	Delivery Method
Daily Index Levels (ongoing)	Daily	SFTP
Daily Index Levels (historical)	One time	SFTP

Approved Third Party Platforms / Delivery Channels:

•	n/a

If, after the Agreement Effective Date, Licensee desires to access the Product through additional third party delivery channels or platforms not listed on this Schedule 1, Licensee shall notify Licensor at:

MorningstarIndexesEntitlement@morningstar.com and obtain Licensor’s written consent prior to accessing the Product through the additional third party delivery channel or platform.

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